Exhibit 10.2

REVOLVING PROMISSORY NOTE

$5,000,000.00	June 23, 2015 Boston, Massachusetts

1. Definitions. As used herein, the following terms shall have the following meanings:

Borrower:	TechTarget, Inc.

Bank:	Citizens Bank, National Association

Credit Facility Agreement:	This Note is issued pursuant to the terms, provisions and conditions of that certain Amended and Restated Credit Facility Agreement (hereinafter, as it may hereafter be amended by agreement of the parties thereto, the “Credit Facility Agreement”) of even date by and between the Borrower and the Bank and evidences the Loans made by or on behalf of the Bank pursuant thereto. Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Credit Facility Agreement. This Note is the Revolving Note referred to in the Credit Facility Agreement.

Principal Balance:	Up to Five Million Dollars ($5,000,000.00).

Interest Rate:	Interest on the outstanding Principal Balance shall be payable at the rates specified in the Credit Facility Agreement.

Upon any Event of Default (as defined below), whether or not the holder has elected to exercise any other rights under this Note, and also after the Principal Balance of the Note shall become due and payable (on the Maturity Date or otherwise), the Interest Rate on all outstanding amounts shall accrue at a floating annual rate equal to the Prime Rate plus four Percentage Points (4.0%) (the “Default Interest Rate”).

2. Promise to Pay. ON DEMAND, for value received, the Borrower promises to pay to the order of the Bank at its office in Boston, Massachusetts (or to such other person(s) or at such other place(s) as the holder of this Note may from time to time designate in writing), the Principal Balance, with interest at the Interest Rate computed on the outstanding Principal Balance.

3. Right of Prepayment. Principal may be prepaid in full or in part, as specified and permitted, and on the prepayment terms set forth, in the Credit Facility Agreement.

4. Late Payment. If any payment of principal or of interest is not paid within fifteen (15) days after its due date, the Borrower shall pay the holder on demand a late charge of five (5%) percent of the amount not so paid. Late charges are not interest and shall not be subject to refund or rebate or credited against any other amount due. Late charges will apply only to installments of principal or interest, and not to any amount due by reason of maturity or acceleration.

5. Holder’s Costs and Expenses. The Borrower will pay within forty-five (45) days after demand by Bank, all reasonable attorneys’ fees, out-of-pocket expenses incurred by the Bank’s attorneys and all costs incurred by the Bank, which costs and expenses are directly related to the preservation, protection, collection, or enforcement of any of the Bank’s rights against the Borrower or any such endorser or guarantor and against any collateral given the Bank to secure this Note or any extension or other indulgence, with respect to the loan evidenced by this Note (whether or not suit is instituted by or against the Bank).

6. Interest. Notwithstanding any other provision in this Note, the total liability for payments of interest and payments in the nature of interest, including without limitation, all charges, fees or any sums which may at any time be deemed to be interest, shall not exceed the amount which holder may lawfully collect. If the total liability for payments of interest and payments in the nature of interest, including without limitation, all charges, fees or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the amount which holder may lawfully collect, all sums in excess of those lawfully collectible as interest for the period in question shall, without further notice to any party hereto, either at the election of the holder (a) be applied as a premium-free reduction of the Principal Balance immediately upon receipt of such sums by holder, with the same force and effect as though Borrower had specifically designated such excess sums to be so applied to the reduction of the Principal Balance, (b) be treated as cash collateral for future payments hereunder or (c) returned to the Borrower; provided, however, that Holder may, at any time, and from time to time, elect, by notice in writing to Borrower, to waive, reduce or limit the collection of any sums (or refund to Borrower any sums collected) in excess of those lawfully collectible as interest rather than accept such sums as prepayment of the Principal Balance.

7. Responsibility of Persons. The Borrower and every other party liable on this Note, whether as endorser, guarantor, surety or otherwise, waives presentment, demand, protest, suretyship defenses and all other defenses in the nature thereof.

8. Waiver and Changes. No delay or omission by the holder in exercising any right under this Note or under any of the other Loan Documents shall operate as a waiver of such right, or of any other right of the holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to or waiver of the same or of any other right on any future occasion. This Note may be changed only by an agreement in writing.

9. Notice. All notices, demands, requests and other communications required under this Note shall be in writing and shall be deemed to have been properly given when given in the manner specified in the Credit Facility Agreement. Any party may designate a change of address by written notice to the other, given in the foregoing manner at least five (5) business days before such change of address is to become effective.

10. Remedies Cumulative. The remedies of holder, as provided in this Note and the other Loan Documents, shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

11. Enforceability of This Note. The determination that one or more provisions of this Note are invalid or unenforceable under law shall not affect the validity or enforceability of the remaining provisions of this Note.

12. Participations. Borrower acknowledges that holder may, in its sole discretion, sell all or any part of its interest in the loan as evidenced by this Note, provided, however, that any party acquiring all or a participation interest in this Note shall be bound by the terms and conditions of this Note and such acquisition shall be subject to all other Loan Documents.

13. Headings. Headings in this Note are included for convenience of the parties only and shall not constitute a part of this Note for any other purpose or be utilized in the interpretation hereof.

14. Set-off Any and all deposits or other sums at any time credited by or due from Bank to the Borrower shall at all times constitute security for this Note and any other obligations of the undersigned to Bank and, after any Default under the Credit Agreement, may be applied or set off by Bank against such obligations whether or not other collateral is available to Bank.

15. Governing Law This Note shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts.

Executed as a sealed instrument under Massachusetts law.

TECHTARGET, INC.

By	/s/ Greg Strakosch
Print name:	Greg Strakosch
Title:	Chief Executive Officer